Company Contact:

Iron Eagle Group, Inc.

Mr. Jason M. Shapiro, CFA, CPA, J.D.

Chief Financial Officer

Phone:  +1 (917) 969-4845

Email: jasons@ironeaglegroup.com

Website: www.ironeaglegroup.com

FOR IMMEDIATE RELEASE

Iron Eagle Improves Balance Sheet Through Conversion of Accrued Liabilities

NEW YORK, NY, February 9, 2012 (Marketwire) --- Iron Eagle Group, Inc. (Ticker: IEAG), a construction and contracting services provider in the infrastructure, commercial, and government markets, today announced that members of the Company’s management team and Board of Directors have converted accrued fees and out of pocket expenses into common shares in Iron Eagle.

A number of directors, employees, and a consultant of Iron Eagle have converted their accrued fees and out of pocket expenses owed to them by Iron Eagle into restricted common stock at the market price of $0.25. This had the net result of improving shareholder’s equity by $1,246,000.

“Iron Eagle is strongly positioned with its management team, Tru-Val, and strategic plan to take advantage of many factors to the benefit of its shareholders,” stated Joseph Antonini, Chairman of the Board of Directors of Iron Eagle and former CEO and Chairman of Kmart and board member of Shell Oil.  He further commented “I am proud to be an Iron Eagle shareholder, and am optimistic about our future for the Company and all of its stakeholders.”

About Iron Eagle Group, Inc.

Iron Eagle is a leading infrastructure company dedicated to rebuilding America’s infrastructure.  Iron Eagle provides construction and contracting services in commercial and government markets. Iron Eagle's management consists of business leaders in construction, government contracting, defense, finance, operations, and business development. Management has a compelling strategic plan to capitalize on the annual $100 billion market opportunity in infrastructure construction created by government spending at the federal, state, and municipal levels throughout the United States. Through the experience and track records of its management team, along with a strong and diversified balance sheet, Iron Eagle believes it will have a major competitive advantage in being able to provide higher levels of construction surety bonds through its sureties to support its performance on infrastructure projects. Iron Eagle will further target additional growth opportunities through the highly focused bidding of federal, state, and municipal construction projects as subcontractor to some of the multi-billion dollar prime contractors in the United States. Additionally, Iron Eagle expects to grow by making accretive acquisitions in segments of its industry with large growth potential.

For more information, please visit Iron Eagle's website at www.ironeaglegroup.com.

Safe Harbor Statement

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned or required capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, the company. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.

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